Exhibit 99.1
Emageon Settles Shareholder Class Action Lawsuit
     Birmingham, AL, March 27, 2009 — Emageon Inc. (NASDAQ: EMAG), a leading provider of technology solutions for hospitals and healthcare networks, today announced that it and the other named defendants in the putative class action lawsuit that was filed on March 13, 2009 in connection with the proposed acquisition of Emageon by AMICAS, Inc. (NASDAQ: AMCS) have entered into a memorandum of understanding with counsel for the plaintiff.
     Pursuant to the terms of the memorandum, the parties have agreed to settle the lawsuit, subject to court approval, at which time the lawsuit will be dismissed with prejudice. Emageon and the other defendants maintain that the lawsuit is completely without merit. Nevertheless, in order to avoid costly litigation and eliminate the risk of any delay to the closing of the tender offer and subsequent merger, the defendants have agreed to the settlement contemplated in the memorandum.
     Pursuant to the terms of the memorandum, Emageon has agreed to provide certain additional information to its stockholders regarding the pending tender offer by AMICAS and the merger contemplated thereby. The additional information, which will be provided through publicly available filings, will supplement the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that was previously mailed by Emageon.
     In return, the plaintiff agreed under the memorandum to the dismissal of the lawsuit. In addition, Emageon agreed not to object to a request by plaintiff’s counsel for an award of fees and expenses up to a specified amount. An award of fees and expenses to the plaintiff’s counsel will not affect the amount of merger consideration to be paid in the tender offer or subsequent merger. The details of the settlement will be set forth in a notice to be sent to Emageon’s stockholders prior to a hearing before the court to consider both the settlement and any fee application filed by the plaintiff’s counsel.
     The additional information to supplement Emageon’s Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 will also be set forth in a Current Report on Form 8-K that Emageon will file with the Securities and Exchange Commission. The additional information should be read in conjunction with the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, as supplemented to date.
About Emageon
Emageon provides information technology systems for hospitals, healthcare networks and imaging facilities. Its enterprise family of solutions includes RadSuite™, HeartSuite™ and other specialty suites. All Emageon solutions are built on a unified Enterprise Content Management system offering advanced visualization and infrastructure tools for the clinical analysis and management of digital medical images, reports and associated clinical content. Emageon’s standards-based solutions are designed to help customers enhance patient care, automate workflow, lower costs, improve productivity and provide better service to physicians. For more information, please visit www.emageon.com.

Important Additional Information About the Transaction
This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Emageon common stock are being made pursuant to an offer to purchase and related materials that AMICAS Acquisition Corp, a wholly owned subsidiary of AMICAS, Inc., has filed with the Securities and Exchange Commission and mailed to Emageon’s stockholders. AMICAS Acquisition Corp. has filed a tender offer statement on Schedule TO with the Securities and Exchange Commission with respect to the offer, and Emageon has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials are available at no charge from the Securities and Exchange Commission through its website at www.sec.gov or by contacting the Investor Relations Department of Emageon.
Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this press release regard matters that are not historical facts and are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Because such forward-looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; court approval of the memorandum of understanding referenced in this release; the outcome of any legal proceedings that have been or may be instituted against Emageon and others related to the merger agreement; the failure to satisfy any conditions to the offer or the completion of the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the tender offer and subsequent merger; risks regarding a loss of or decrease in purchases by Emageon’s major customers as a result of the tender offer and subsequent merger; and the amount of the costs, fees, expenses and charges related to the tender offer and subsequent merger. The business of Emageon is also subject to a number of risks generally such as: competition from larger competitors; risks associated with a history of operating losses; reliance on continuing relationships with large customers; the risk of significant product errors or product failures; reliance on reseller arrangements for important components of its solution; the risk of not responding effectively to changes in its industry; customers’ reliance on third party reimbursements; risks regarding the potential impact on its business of FDA regulations and other applicable health care regulations; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of, and elsewhere in, the filings that Emageon makes with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Emageon’s ability to control or predict. Emageon undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contacts	Media Contacts
John Wilhoite	Bill Funderburk
CFO	Director, Marketing & Public Relations
john.wilhoite@emageon.com	bill.funderburk@emageon.com
205-980-9222	205-980-7542

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